Filed Pursuant to Rule 424(b)(3)
Registration No. 333-211248

PROSPECTUS SUPPLEMENT dated February 9, 2018

(To Prospectus Dated June 28, 2017)

THE BANK OF NEW YORK MELLON CORPORATION

DIRECT STOCK PURCHASE

AND

DIVIDEND REINVESTMENT PLAN

This is a Prospectus Supplement to the Prospectus dated June 28, 2017 (the “Prospectus”), related to The Bank of New York Mellon Corporation’s Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”). The information set forth below is intended to amend, in each case to the extent the context requires, those sections originally set forth in the Prospectus. All other sections originally set forth in the Prospectus remain unchanged, except that any references to Wells Fargo Shareowner Services should be read to be to Equiniti Trust Company d/b/a EQ Shareowner Services (“EQ Shareowner Services”). Unless expressly defined herein, all terms in this Prospectus Supplement have the same meanings as in the Prospectus.

TERMS OF THE PLAN

Administration

We have appointed Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A., to administer the Plan (“Wells Fargo Shareowner Services”) as agent for the participating shareholders. On February 1, 2018, Wells Fargo Bank, N.A. completed the sale of Wells Fargo Shareowner Services to Equiniti Group plc. In connection with the sale of Wells Fargo Shareowner Services, its business and operations, the administrator appointment was transferred to EQ Shareowner Services. Accordingly, EQ Shareowner Services currently administers the Plan. References to the “Plan Administrator” are to EQ Shareowner Services.

As the Plan Administrator, EQ Shareowner Services keeps records, sends statements of account to participants and performs other duties relating to the Plan. Common stock purchased under the Plan will be registered in the name of EQ Shareowner Services, as Plan Administrator, or EQ Shareowner Services’ nominee as agent for participants in the Plan. EQ Shareowner Services is the transfer agent and registrar for the common stock.

Any correspondence regarding the Plan should be directed to the Plan Administrator through one of the below methods:

Internet

shareowneronline.com

Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

To enroll in the Plan:

If you are an existing registered shareholder:

1.	Go to shareowneronline.com

2.	Select Sign Up Now!

3.	Enter your Authentication ID* and Account Number

*	If you do not have your Authentication ID, select I do not have my Authentication ID. For security, this number is required for first time sign on.

If you are a new investor:

1.	Go to shareowneronline.com

2.	Under Invest in a Plan, select Direct Purchase Plan

3.	Select The Bank of New York Mellon Corporation

4.	Under New Investors, select Invest Now

5.	Follow instructions on the Buy Shares form

Email

Go to shareowneronline.com and select Contact Us.

Telephone

1-800-205-7699 Toll-Free

651-450-4064 outside the United States

Shareholder Relations Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time.

You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.

Written correspondence:

EQ Shareowner Services

P.O. Box 64856

St. Paul, MN 55164-0856

Certified and overnight delivery:

EQ Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120-4100

This Prospectus Supplement constitutes part of your Prospectus and we suggest that you retain it for future reference.